Exhibit 99.2

Gray Television Announces Pricing of

$375.0 Million of Add-on Senior Notes Due 2020

ATLANTA, October 15, 2013 /PRNewswire via COMTEX/ — Gray Television, Inc. (“Gray,” “we,” “us,” “our” or the “Company”) (NYSE: GTN) announced today that it has priced its previously announced offering of additional 7½% senior notes due 2020 (the “Additional Notes”). The Company will issue $375.0 million aggregate principal amount of Additional Notes, which represents an increase of $75.0 million from the initial offer size, at a price of 102.125%, plus accrued and unpaid interest from and including October 1, 2013. The Additional Notes will be an additional issuance of, and will rank equally and form a single series with, the $300.0 million aggregate principal amount of the Company’s 7½% senior notes due 2020, which were issued on October 9, 2012 (the “Existing Notes”). The Additional Notes will have the same terms as the Existing Notes, and collectively will be senior unsecured obligations of the Company, and will be guaranteed by all of the Company’s existing, and certain future, subsidiaries.

The sale of the Additional Notes is expected to be completed on October 18, 2013, subject to customary closing conditions.

We intend to use the net proceeds from the offering of Additional Notes, after deducting transaction fees and estimated offering expenses, to repay approximately $376 million of the term loan outstanding under our senior credit facility.

The Additional Notes and the related guarantees have not been registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Additional Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Additional Notes, and shall not constitute an offer, solicitation or sale of any Additional Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 31 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. Twenty-two of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the consummation of the offering of Additional Notes and the uses of proceeds thereof, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of October 15, 2013. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:	Gray Television, Inc.

Jim Ryan, Senior V.P. and Chief Financial Officer

(404) 504-9828